UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

AMERICAN ECOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lakepointe Centre I, 300 E. Mallard Drive, Suite 300 Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 331-8400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   On December 6, 2007, the Compensation Committee of the Board of Directors of American Ecology Corporation (the “Company”) approved the annual base salary and bonus opportunity for each of the members of the executive leadership team for fiscal year 2008. The fiscal year 2008 base salary for each of the Company’s named executive officers is as follows:

		FY 2008
Named Executive Officer	Title	Base Salary

Stephen A. Romano	President and Chief Executive Officer	$275,000

Simon G. Bell	Vice President of Operations	$162,000

Jeffrey R. Feeler	Vice President and Chief Financial Officer	$160,000

John M. Cooper	Vice President and Chief Information Officer	$135,000

Steven D. Welling	Vice President of Sales and Marketing	$130,000

The Compensation Committee also approved a bonus opportunity for each of the members of the executive leadership team. Each executive officer will be eligible to receive a bonus payment for fiscal year 2008 if the base financial performance target (the “Base Budget Target”) is achieved. The bonus opportunity for achieving the 2008 Base Budget Target is up to 75% of base salary for Mr. Romano, up to 35% of base salary for Messrs. Bell, Feeler and Cooper and up to 25% of base salary for Mr. Welling. In the event the Company exceeds the Base Budget Target, Mr. Romano will be eligible for an additional bonus payment calculated by multiplying his base salary by 2.5% for every 1% increase over the Base Budget Target. Similarly, Messrs. Bell, Feeler, Cooper and Welling will be eligible for an additional bonus payment calculated by multiplying their respective salaries by 1% for every 1% increase over the Base Budget Target. There is no maximum payout.

Mr. Welling will also be compensated under the Company’s 2004 Executive Sales Incentive Plan (the “Plan”). The Plan is designed to, among other things, leverage Mr. Welling’s sales and leadership skills to improve the performance of individual sales team members and drive overall team performance and efficiency.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN ECOLOGY CORPORATION
(Registrant)

Date: December 10, 2007	By:	/S/ Jeffrey R. Feeler

Jeffrey R. Feeler
Vice President and Chief Financial Officer

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